UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2016

Commission File Number 001-31921

Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	36-3972986 (I.R.S. Employer Identification No.)

9900 West 109th Street
Suite 100
Overland Park, KS 66210
(913) 344-9200
(Address of principal executive offices, zip code and telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.
As previously announced, on December 16, 2015, Compass Minerals do Brasil Ltda., a wholly-owned subsidiary of Compass Minerals International, Inc. (“Compass Minerals Brazil”), entered into (i) a subscription agreement (the “Subscription Agreement”) with certain shareholders of Produquímica Indústria e Comércio S.A., a Brazilian corporation (“Produquímica”), and Produquímica and (ii) a share purchase and sale agreement (the “Purchase Agreement”) with Produquímica and certain shareholders of Produquímica.

Pursuant to the Subscription Agreement, as amended, and the Purchase Agreement, Compass Minerals Brazil acquired 35% of the issued and outstanding capital stock of Produquímica on December 23, 2015. The Subscription Agreement also contained a put right (the “Put”), allowing the current shareholders to notify Compass Minerals Brazil of their intent to sell the remainder of their interests in Produquímica to Compass Minerals Brazil during certain windows in 2016, 2017 and 2018

On August 12, 2016, the parties entered into a second amendment to the Subscription Agreement (the “Amendment”). The Amendment amends the Subscription Agreement with respect to, among other things, the windows of time that Produquímica shareholders may notify Compass Minerals Brazil of their exercise of the Put, the Put exercise price and the timing of the Put closing date.

On August 12, 2016, Produquímica shareholders notified Compass Minerals Brazil of their exercise of the Put. The Put exercise price is based on the adjusted EBITDA of Produquímica for the 2016 fiscal year. The Put exercise price is subject to certain customary adjustments as described in the Subscription Agreement, as amended. The Put exercise price is expected to be approximately $310 to $330 million U.S. dollars and Compass Minerals Brazil is expected to assume debt denominated in Brazilian Reais of approximately $150 million U.S. dollars on the Put closing date. However, the ultimate amount of consideration paid for the acquisition will be dependent upon the future performance of Produquímica and the exchange rate of the Brazilian Reais to U.S. dollars. The Put is expected to close on the later of October 3, 2016 or the fifth business day from the receipt of regulatory approval.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 2.1 and which is incorporated herein by reference, and the Subscription Agreement, which is incorporated herein by reference to Exhibit 2.3 of Compass Minerals International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. The exhibits to the Amendment are omitted pursuant to Item 601(b)(2) of Regulation S-K. Compass Minerals agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted schedule or exhibit.

This Current Report on Form 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the expected Put exercise price, amount of debt assumed and the timing of the Put closing date. Compass Minerals International, Inc. (the "Company") uses words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially. The differences could be caused by a number of factors, including the risk that regulatory approvals required for the Put are not obtained, the risk that financing required to fund the Put exercise price is not obtained, foreign exchange rates, the risk that the proposed full ownership acquisition of Produquímica could disrupt the plans and operations of the company, Produquímica or both, and the risk that the Company may not realize the expected financial and other benefits from the proposed acquisition. For further information on risks and uncertainties that may affect the Company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 filed with the SEC. The Company undertakes no obligation to update any forward-looking statements made in this Current Report on Form 8-K to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Item 8.01     Other Events.
 On August 15, 2016, Compass Minerals International, Inc. issued a press release announcing the Amendment and the Put exercise. A copy of the press release is attached as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit No.	Exhibit Description
2.1
Second Amendment to the Subscription Agreement and Other Covenants, dated August 12, 2016, among Compass Minerals do Brasil Ltda., certain shareholders of Produquímica Indústria e Comércio S.A. and Produquímica Indústria e Comércio S.A.

99.1	Press Release issued by Compass Minerals International, Inc. on August 15, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS MINERALS INTERNATIONAL, INC.
Date: August 15, 2016	By:	/s/ Matthew J. Foulston
Name: Matthew J. Foulston
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1
Second Amendment to the Subscription Agreement and Other Covenants, dated August 12, 2016, among Compass Minerals do Brasil Ltda., certain shareholders of Produquímica Indústria e Comércio S.A. and Produquímica Indústria e Comércio S.A.

99.1	Press Release issued by Compass Minerals International, Inc. on August 15, 2016.